Exhibit 10.6
GUARANTY
This Guaranty (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Guaranty”) is made as of the 3rd day of October, 2025 by BUNGE GLOBAL SA, a corporation incorporated under the laws of Switzerland (the “Guarantor”) to COÖPERATIEVE RABOBANK U.A., New York Branch (“Rabobank”), in its capacity as the administrative agent (together with its successors and assigns, the “Administrative Agent”) under the Revolving Credit Agreement, dated as of October 3, 2025 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among Bunge Limited Finance Corp., a Delaware corporation (“BLFC”), the Administrative Agent and the financial institutions from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), for the benefit of the Lenders.
WITNESSETH:
WHEREAS, pursuant to the Credit Agreement the Lenders have agreed to make revolving loans denominated in Dollars (the “Loans”) to BLFC from time to time; and
WHEREAS, the execution and delivery of this Guaranty is a condition precedent to the effectiveness of the Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:
Section 1.Definitions.
(a)For all purposes of this Guaranty, except as otherwise expressly provided in Annex A hereto or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.
(b)Notwithstanding any other provision contained herein or in the other Loan Documents, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, and prepared:
(i)in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 below (and all defined terms used in the definition of any accounting term used in Section 8.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 7(a) below. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Guaranty that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Guarantor’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and
(ii)without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BLFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.
Notwithstanding any other provision contained herein, all obligations of the Guarantor, BLFC and any of their respective Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 14, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of the Loan Documents regardless of any change in GAAP following December 14, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 14, 2018) that would otherwise require such obligation to be re-characterized as a capital lease and the Guarantor, BLFC and their respective Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases in accordance with GAAP as in effect on December 14, 2018.
Section 2.Guaranty. Subject to the terms and conditions of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees (collectively, the “Guaranty Obligations”) the prompt and punctual payment of all Obligations due and owing (whether at the stated maturity, by acceleration or otherwise) under the Credit Agreement and the other Loan Documents whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred. This Guaranty is a guaranty of payment and not of collection. All payments by the Guarantor under this Guaranty shall be made in Dollars (if made with respect to any other amount) and (i) with respect to Loans, shall be made to the Administrative Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with their respective Participation Percentage, (ii) with respect to fees, expenses and indemnifications owed to the Lenders, shall be made to the Administrative Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with their respective Participation Percentages (except as otherwise provided in the Credit Agreement with respect to Defaulting Lenders) and (iii) with respect to fees, expenses and indemnifications owed to the Administrative Agent in its capacity as such, shall be made to the Administrative Agent. This Guaranty shall remain in full force and effect until the Guaranty Obligations are paid in full and the Participations are terminated, notwithstanding that from time to time prior thereto BLFC may be free from any payment obligations under the Loan Documents.
Section 3.Guaranty Absolute. The Guarantor guarantees that the Guaranty Obligations will be paid, regardless of any applicable law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)Any lack of validity or enforceability of or defect or deficiency in the Credit Agreement, or any Loan Document or any other agreement or instrument executed in connection with or pursuant thereto;
(b)Any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the Guaranty Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, or any Loan Document or any other agreement or instrument relating thereto or executed in connection therewith or pursuant thereto;
(c)Any sale, exchange or non-perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranty Obligations;
(d)The failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against BLFC or any other Person hereunder or under the Credit Agreement or any Loan Document;
(e)Any failure by BLFC in the performance of any obligation with respect to the Credit Agreement or any other Loan Document;
(f)Any change in the corporate existence, structure or ownership of BLFC, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting BLFC or its assets or resulting release or discharge of any of the Guaranty Obligations;
(g)Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, BLFC or any other Person (including any other guarantor) that is a party to any document or instrument executed in respect of the Guaranty Obligations; or
(h)Any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranty Obligations or the Administrative Agent's or the Lenders' rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives BLFC of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through

(D) above, to the extent occurring or existing on or at any time after the date of this Guaranty).
The obligations of the Guarantor under this Guaranty shall not be affected by the amount of credit extended to BLFC, any repayment by BLFC to the Administrative Agent or the Lenders (in each case, other than the full and final payment of all of the Guaranty Obligations), the allocation by the Administrative Agent or the Lenders of any repayment, any compromise or discharge of the Guaranty Obligations, any application, release or substitution of collateral or other security therefor, the release of any guarantor, surety or other Person obligated in connection with any document or instrument executed in respect of the Guaranty Obligations, or any further advances to BLFC.
Section 4.Waiver. The Guarantor hereby waives (a) promptness, diligence, notice of acceptance, presentment, demand, protest, notice of protest and dishonor, notice of default, notice of intent to accelerate, notice of acceleration and any other notice with respect to any of the Guaranty Obligations and this Guaranty, (b) any requirement that the Administrative Agent or the Lenders protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against BLFC or any other Person or entity or any collateral or that BLFC or any other Person or entity be joined in any action hereunder, (c) the defense of the statute of limitations in any action under this Guaranty or for the collection or performance of the Guaranty Obligations, (d) any defense arising by reason of any lack of corporate authority, (e) any defense based upon any guaranteed party’s errors or omissions in the administration of the Guaranty Obligations except to the extent that any error or omission is caused by such guaranteed party’s bad faith, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), (f) any rights to set-offs and counterclaims and (g) any defense based upon an election of remedies which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against BLFC or any other obligor of the Guaranty Obligations for reimbursement. All dealings between BLFC or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Should the Administrative Agent seek to enforce the obligations of the Guarantor hereunder by action in any court, the Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against BLFC or any other Person, or that any action be brought against BLFC or any other Person, or that BLFC or any other Person should be joined in such cause. Such waiver shall be without prejudice to the Administrative Agent at its option to proceed against BLFC or any other Person, whether by separate action or by joinder. The Guarantor further expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of New York or any other applicable jurisdiction.
Section 5.Several Obligations; Continuing Guaranty. The obligations of the Guarantor hereunder are separate and apart from BLFC or any other Person (other than the Guarantor), and are primary obligations concerning which the Guarantor is the principal obligor. The Guarantor agrees that this Guaranty shall not be discharged except by payment in full of the Guaranty Obligations, termination of the Participations and complete performance of the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder shall not be affected in any way by the release or discharge of BLFC from the performance of any of the Guaranty Obligations, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

Section 6.Subrogation Rights. If any amount shall be paid to the Guarantor on account of subrogation rights at any time when all the Guaranty Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Administrative Agent and shall forthwith be paid to the Administrative Agent to be applied to the Guaranty Obligations as specified in the Loan Documents. If (a) the Guarantor makes a payment to the Administrative Agent of all or any part of the Guaranty Obligations and (b) all the Guaranty Obligations have been paid in full and the Participations have terminated, the Administrative Agent will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty of any kind whatsoever, necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranty Obligations resulting from such payment by the Guarantor. The Guarantor hereby agrees that it shall have no rights of subrogation with respect to amounts due to the Administrative Agent or the Lenders until such time as all obligations of BLFC to the Lenders and the Administrative Agent have been paid in full, the Participations have been terminated and the Credit Agreement has been terminated.
Section 7.Representations and Warranties. The Guarantor hereby represents and warrants as follows:
(a)Financial Condition.
(i)The consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at December 31, 2024 and the related consolidated statements of income for the fiscal year ended on such date, reported on by the Guarantor’s independent public accountants, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the results of operations for the fiscal year then ended. Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).
(ii)Except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability (as defined in accordance with GAAP), or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto, except for guarantees, indemnities or similar obligations of the Guarantor or a consolidated Subsidiary supporting obligations of one Subsidiary to another Subsidiary.
(iii)During the period from December 31, 2024 to and including the date hereof, except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries has sold, transferred or otherwise disposed of any material part of its business or property, nor has it purchased or otherwise acquired any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at December 31, 2024.

(b)No Change. Since December 31, 2024, except as disclosed in Schedule I hereof, there has been no development or event which has had or could, in the Guarantor’s good faith reasonable judgment, reasonably be expected to have a Material Adverse Effect.
(c)Corporate Existence; Compliance with Law. The Guarantor and each of its Material Subsidiaries (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law and Contractual Obligations, except any non-compliance which could not reasonably be expected to have a Material Adverse Effect.
(d)Corporate Power; Authorization; Enforceable Obligations. Each of the Guarantor and BLFC has the corporate power and authority, and the legal right, to make, deliver and perform this Guaranty and each of the other Loan Documents to which such Person is a party and to borrow thereunder and has taken all necessary corporate action to authorize (i) the borrowings on the terms and conditions of the Loan Documents to which such Person is a party, (ii) the execution, delivery and performance of this Guaranty and each of the other Loan Documents to which such Person is a party and (iii) the remittance of payments in the applicable currency of all amounts payable hereunder and thereunder. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings under the Loan Documents, the remittance of payments in the applicable currency in accordance with the terms hereof and thereof or with the execution, delivery, performance, validity or enforceability of this Guaranty and each of the other Loan Documents. This Guaranty and each of the other Loan Documents to which the Guarantor and/or BLFC are a party have been duly executed and delivered on behalf of the Guarantor and BLFC. Each of this Guaranty and each of the other Loan Documents to which the Guarantor and/or BLFC are a party constitutes a legal, valid and binding obligation of the Guarantor and BLFC enforceable against the Guarantor and BLFC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).
(e)No Legal Bar. The execution, delivery and performance by the Guarantor of this Guaranty, and by the Guarantor and BLFC of the other Loan Documents to which each such entity is a party, the borrowings thereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation to which the Guarantor or any of its Subsidiaries are a party or by which it or they are bound and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Guarantor or any of its Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation.
(f)No Material Litigation. Except as disclosed in Schedule VI attached hereto, no litigation, investigation or proceeding of or before any arbitrator or

Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Guaranty or the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.
(g)Liens. None of the property of the Guarantor nor any of its Subsidiaries is subject to any Lien that secures Secured Indebtedness, other than a Lien that secures Permitted Secured Indebtedness or any other Secured Indebtedness permitted under Section 8.2(e) of this Guaranty.
(h)Environmental Matters. The Guarantor and its Subsidiaries have obtained all permits, licenses and other authorizations that are necessary to operate their respective business and required under all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule II attached hereto, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, released or disposed of on, or transported to or from, any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries or, to the best of the Guarantor's knowledge, any property adjoining or in the vicinity of any such property except in compliance with all applicable Environmental Laws other than where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) there are no past, pending or threatened (in writing) Environmental Claims against the Guarantor or any of its Subsidiaries or any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The operations of the Guarantor and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses, certificates, registrations and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(i)No Default. Except with respect to the Indebtedness set forth on Schedule III attached hereto, neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect which could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.
(j)Taxes. Under the laws of Switzerland, the execution, delivery and performance by the Guarantor of this Guaranty and by it and each of its Subsidiaries (as the case may be) of the other Loan Documents to which they are a party and all payments of principal, interest, fees and other amounts hereunder and thereunder are exempt from all income or withholding taxes, stamp taxes, charges or contributions of Switzerland or any political subdivision or taxing authority thereof, irrespective of the fact that the Administrative Agent or any of the Lenders may have a representative office or subsidiary in Switzerland. Except as otherwise provided herein or therein, the Guarantor is validly obligated to make all payments due under this Guaranty free and clear of any such tax, withholding or charge so that the Administrative Agent and the Lenders shall receive the amounts due as if no such tax, withholding or charge had been imposed.

(k)Pari Passu Status. The obligations of the Guarantor hereunder constitute direct, general obligations of the Guarantor and rank at least pari passu (in priority of payment) with all other unsecured, unsubordinated Indebtedness (other than any such Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.
(l)Purpose of Loans. The proceeds of the Loans under the Credit Agreement shall be used by BLFC for general corporate purposes. Notwithstanding the foregoing, any other use of the proceeds of the Loans under the Credit Agreement shall not affect the obligations of the Guarantor hereunder.
(m)Information. All information (including, with respect to the Guarantor, without limitation, the financial statements required to be delivered pursuant hereto), which has been made available to the Administrative Agent or any Lender by or on behalf of the Guarantor in connection with the transactions contemplated hereby and the other Loan Documents is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Guarantor, the Guarantor represents only that such information was prepared in good faith by management of the Guarantor on the basis of assumptions believed by such management to be reasonable as of the time made. As of the date hereof, the information included in the Beneficial Ownership Certification of BLFC is true and correct.
(n)Material Subsidiaries. On the date hereof, the Guarantor directly or indirectly owns the percentage of the voting stock of each Material Subsidiary set forth on Schedule IV attached hereto.
(o)Federal Regulations. No part of the proceeds of any advances under the Credit Agreement will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.
(p)Investment Company Act. The Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(q)Solvency. The Guarantor is, individually and together with its Subsidiaries, Solvent.
(r)Consideration. The Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty. The Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.
(s)Sanctions.

(i)To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor and its Subsidiaries are, to the extent applicable, in compliance in all material respects with Sanctions and Anti-Corruption Laws.
(ii)To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor is not, and no Subsidiary and no director or officer of the Guarantor or any Subsidiary, is any of the following:
(a)a Restricted Party;
(b)a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Party or Restricted Parties; or
(c)a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.
(iii)The Guarantor has implemented and maintains in effect policies and procedures designed to promote and achieve continued compliance by the Guarantor, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.
The foregoing representations in this Section 7(s) will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any provision of the AWV or (iii) any similar blocking or anti-boycott law in the United Kingdom.
(t)Financial Institution. Neither the Guarantor nor any of its Subsidiaries is an EEA Financial Institution or a UK Financial Institution.
The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date hereof, and, except the representations set forth in Section 7(b) and Section 7(f) of this Guaranty (other than clause (a) thereof), on the date of each borrowing by BLFC under the Credit Agreement, on and as of all such dates.
Section 8.Covenants.
8.1Affirmative Covenants. The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Administrative Agent or any Lender under the Credit Agreement or (ii) the Participations have not been terminated:
(a)Financial Statements. The Guarantor shall furnish to the Administrative Agent (who shall furnish a copy to each Lender):

(i)promptly after each annual meeting of the Guarantor, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries at the end of such year and related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by independent public accountants reasonably acceptable to the Administrative Agent;
(ii)as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, each in the form reasonably acceptable to the Administrative Agent, certified by the chief financial officer of the Guarantor; and
(iii)such additional financial and other information as the Administrative Agent (at the request of any Lender or otherwise) may from time to time reasonably request;
all such financial statements furnished under clause (i) above to be complete and correct in all material respects and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, however, that the Guarantor shall not be required to deliver the financial statements described under clauses (i) and (ii) above if such statements are available within the time period required by applicable Requirements of Law on EDGAR or from other public sources.
(b)Quarterly Compliance Certificates. The Guarantor shall, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year and one hundred and twenty (120) days after the end of each fiscal year, furnish to the Administrative Agent its certificate signed by its chief financial officer, treasurer or controller stating that, to the best of such officer’s knowledge, during such period each of the Guarantor and BLFC has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Guaranty and the other Loan Documents and any other related documents to be observed, performed or satisfied by each of them, and that such officer has obtained no knowledge of any Event of Default or Default except as specified in such certificate and showing in reasonable detail the calculations evidencing compliance with the covenants in subsection 8.2(a).
(c)Conduct of Business and Maintenance of Existence. The Guarantor shall, and shall cause each of the Material Subsidiaries to: (i) except as permitted by subsection 8.2(b), preserve, renew and keep in full force and effect its corporate existence; and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain the same would not have a Material Adverse Effect.

(d)Compliance with Laws and Contractual Obligations; Authorization. The Guarantor shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law and Contractual Obligations, except where failure to so comply would not have a Material Adverse Effect, and the Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by any applicable laws and regulations to enable it lawfully to enter into and perform its obligations under this Guaranty or to ensure the legality, validity, enforceability or admissibility in evidence of this Guaranty and the other Loan Documents.
(e)Insurance. The Guarantor shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customary for the Guarantor's type of business.
(f)Inspection of Property; Books and Records. The Guarantor shall, and shall cause each of the Material Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any time and as often as may reasonably be desired, provided that the Administrative Agent and each Lender has given reasonable prior written notice and the Administrative Agent and each Lender has executed a confidentiality agreement reasonably satisfactory to the Guarantor.
(g)Notices. The Guarantor shall give notice to the Administrative Agent promptly after becoming aware of the same, of (i) the occurrence of any Event of Default or Default, including any steps taken to remedy or mitigate the effect of such default; (ii) any changes in taxes, duties or other fees of Switzerland or any political subdivision or taxing authority thereof or any change in any laws of Switzerland, in each case, that may affect any payment due under this Guaranty or the other Loan Documents; (iii) any change in the Guarantor’s or BLFC’s public or private rating by S&P or Moody’s; (iv) any development or event which has had, or which the Guarantor in its good faith judgment believes will have, a Material Adverse Effect; and (v) any change in the information provided in the Beneficial Ownership Certification of BLFC provided to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
(h)Pari Passu Obligations. The Guarantor shall ensure that its obligations hereunder at all times constitute direct, general obligations of the Guarantor ranking at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness (other than Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.
(i)Payment of Taxes.
(i)The Guarantor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and similar governmental charges imposed on it, its incomes, profits or properties, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Guarantor or (y) the nonpayment of all such taxes, assessments and charges in the aggregate would not reasonably be expected to have a Material Adverse Effect.
(ii)The proceeds of the Loans received by the Guarantor and, at all times while any Loans are outstanding, used in Switzerland do not exceed the amount accepted by the Swiss federal tax administration as set out in their practice note 010-DVS-2019 dated February 5, 2019 regarding Swiss withholding tax in the group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern).
(j)Environmental Laws. Unless, in the good faith judgment of the Guarantor, the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor will comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all applicable Environmental Laws and will immediately pay or cause to be paid all costs and expenses incurred in such compliance, except such costs and expenses which are being contested in good faith by appropriate proceedings if the Guarantor or such Subsidiary, as applicable, is maintaining adequate reserves (in the good faith judgment of the management of the Guarantor) with respect thereto in accordance with GAAP. Unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall not, nor shall it permit or suffer any of its Subsidiaries to, generate, use, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials other than in the ordinary course of business and in material compliance with all applicable Environmental Laws, and shall not, and shall not permit or suffer any of its Subsidiaries to, cause or permit, as a result of any intentional or unintentional act or omission on the part of the Guarantor or any Subsidiary thereof, the installation or placement of Hazardous Materials in material violation of or actionable under any applicable Environmental Laws onto any of its property or suffer the material presence of Hazardous Materials in violation of or actionable under any applicable Environmental Laws on any of its property without having taken prompt steps to remedy such violation. Unless its failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall, and shall cause each of its Subsidiaries to, promptly undertake and diligently pursue to completion any investigation, study, sampling and testing, as well as any cleanup, removal, remedial or other action required of the Guarantor or any Subsidiary under any applicable Environmental Laws in the event of any release of Hazardous Materials.
(k)ERISA. The Guarantor shall give to the Administrative Agent the following notices and documents (provided that, solely with respect to clauses (i), (ii) and (iii) below, the Guarantor shall only be obligated to provide such notices and documents to the extent that any of the events or occurrences described in such clauses is reasonably expected to result in a material liability):
(i)ERISA Events. Promptly and in any event within ten (10) days after the Guarantor or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Guarantor or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)Plan Terminations. Promptly and in any event within two (2) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan; and
(iii)Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, or (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred by the Guarantor or any of its ERISA Affiliates in connection with any event described in clause (A) or (B) above.
(iv)Additional Multiemployer Plan Notices. Promptly upon request, copies of (A) any documents described in Section 101(k) of ERISA that the Guarantor or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Guarantor or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Guarantor or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent, which request shall not be more frequent than once during any twelve (12) month period, the Guarantor or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.
(l)Sanctions Actions or Investigations. Promptly upon a Responsible Officer of the Guarantor becoming aware that the Guarantor or any of its Subsidiaries has received formal notice that it has become the subject of any material action or investigation under any Sanctions, the Guarantor shall, to the extent permitted by law, supply to the Administrative Agent details of any such material action or investigation.
(m)Anti-Corruption and Sanctions Compliance Policies and Procedures. The Guarantor will maintain in effect policies and procedures designed to promote and achieve continued compliance by the Guarantor, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.
8.2Negative Covenants. The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Administrative Agent or any Lender under the Credit Agreement or (ii) the Participations have not been terminated:
(a)Financial Covenants. The Guarantor shall not at any time permit the ratio of its consolidated Adjusted Net Debt to consolidated Adjusted Capitalization (each as calculated at the end of each fiscal quarter of the Guarantor) to be greater than 0.635:1.0 (to be tested quarterly).

(b)Limitation of Fundamental Changes. The Guarantor shall not, and shall not cause or permit any Subsidiary to, consolidate with or merge or amalgamate with or into, or sell, lease, or convey all or substantially all its assets to, any Person, unless:
(a) in the case of the Guarantor:
(i)the resulting, surviving or transferee Person shall be either the Guarantor or a Person organized under the laws of Bermuda, the United States of America, any State thereof or the District of Columbia, any full member state of the European Union, Canada, Australia, Switzerland or the United Kingdom, and the resulting, surviving or transferee Person (if not the Guarantor) shall expressly assume, by an agreement or instrument reasonably acceptable to the Administrative Agent, all the obligations of the Guarantor under this Guaranty; and
(ii)immediately after giving effect to such transaction, no Event of Default or event which with notice or lapse of time would be an Event of Default has occurred and is continuing; or
(b) in the case of any Subsidiary of the Guarantor (other than the Borrower):
(i)such transaction is a merger or amalgamation of such Subsidiary with or into, or a consolidation of such Subsidiary with, the Guarantor (so long as the Guarantor is the surviving, continuing or resulting entity) or another Subsidiary or the sale, lease or conveyance by such Subsidiary of all or substantially all of its property to the Guarantor or another Subsidiary; or
(ii)such transaction is the merger or amalgamation of such Subsidiary with or into, the consolidation of such Subsidiary with, or the sale, lease or conveyance by such Subsidiary of all or substantially all of its property to, another Person (provided that such Person is not an Affiliate of such Subsidiary), so long as immediately prior to, and after giving effect to such transaction, no Default or Event of Default exists or would exist.
For purposes of this Section 8.2(b), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Guarantor, which properties and assets, if held by the Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Guarantor.
If the Guarantor engages in one of the transactions described above and complies with the conditions listed above, the resulting, surviving or transferee Person (if not the Guarantor) will succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Guaranty, but, in the case of a lease of all or substantially all its assets, the Guarantor will not be released from its obligations under this Guaranty.
In the event that the Guarantor consolidates with or merges or amalgamates with or into, or sells, leases or conveys all or substantially all of its assets to, another Person subject to the terms of this Section 8.2(b) (a “Transfer”) and the resulting, surviving or transferee Person (if not the Guarantor) is a Person organized under the laws of a member state of the European Union, Canada, Australia, Switzerland, the United Kingdom or Bermuda, then the Guarantor and the resulting, surviving or transferee Person shall, as a condition to such Transfer, (A) enter into an agreement or instrument reasonably acceptable to the Administrative Agent providing for full, unconditional and irrevocable indemnification of the Lenders against any tax or duty of whatever nature (other than any tax imposed by reason of the Lenders having some connection with any such jurisdiction, other than their participation as Lenders under the Credit Agreement) which is incurred or otherwise suffered by such Lenders and which would not have been incurred or otherwise suffered in the absence of such Transfer; and (B) deliver to the Administrative Agent, for the benefit of the Lenders, legal opinions of independent legal counsel in New York and the applicable member state of the European Union, Canada, Australia, Switzerland, the United Kingdom or Bermuda under whose laws the resulting, surviving or transferee Person (if not the Guarantor) is organized under, as applicable, to the effect that the Obligations of the resulting, surviving or transferee Person with respect to this Guaranty, as the case may be, are legal, valid, binding and enforceable in accordance with their terms.
(c)Anti-Money Laundering.    The Guarantor will not knowingly conduct its operations in violation of any applicable financial recordkeeping and reporting requirements of the U.S. Bank Secrecy Act, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any applicable authority (collectively, the “Money Laundering Laws”), and no action or inquiry by or before any authority involving the Guarantor with respect to Money Laundering Laws is pending or, to the best of the knowledge of the Responsible Officers of the Guarantor, is threatened.
(d)Sanctions and Anti-Corruption.    The Guarantor will not knowingly use, or permit any of its Subsidiaries to use, any funds derived from any activity that would violate Sanctions or any Anti-Corruption Laws to pay any of the obligations under the Loan Documents.
The foregoing covenants in this Section 8.2(e) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such covenants are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any provision of the AWV or (iii) any similar blocking or anti-boycott law in the United Kingdom.

(e)Total Secured Indebtedness. The Guarantor shall not at any time permit the aggregate outstanding principal balance of all Secured Indebtedness (excluding any Permitted Secured Indebtedness) incurred by the Guarantor and its Subsidiaries to be greater than an amount equal to seven and one half percent (7.5%) of the Total Tangible Assets of the Guarantor and its Subsidiaries, as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP (to be tested quarterly).
8.3Use of Websites.
(a)The Guarantor may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Guarantor and the Administrative Agent (the “Designated Website”) by notifying the Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Guarantor shall supply the Administrative Agent with one copy in paper form of any information which is posted onto the website.
(b)The Administrative Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Guarantor and the Administrative Agent.
(c)The Guarantor shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)the password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Guaranty is posted onto the Designated Website;
(iv)any existing information which has been provided under this Guaranty and posted onto the Designated Website is amended; or
(v)the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Guarantor notifies the Administrative Agent under Section 8.3(c)(i) or Section 8.3(c)(v) above, all information to be provided by the Guarantor under this Guaranty after the date of that notice shall be supplied in paper form unless and until the Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
Section 9.Amendments. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless such amendment or waiver shall be in writing and signed by the Guarantor and the Administrative Agent (who shall act following the receipt of the consent of the Required

Lenders). Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 10.Notices, Etc. All notices, demands, instructions and other communications required or permitted to be given to or made upon any Person pursuant hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, by recognized overnight courier service or by facsimile transmission, and shall be deemed to be given for purposes of this Guaranty, in the case of a notice sent by registered, certified or express mail, or by recognized overnight courier service, on the date that such writing is actually delivered to the intended recipient thereof in accordance with the provisions of this Section 10, or in the case of facsimile transmission, when received and telephonically confirmed. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the subject parties at their respective Notice Addresses (or to their respective facsimile transmission numbers) or at such other address or number as any party may notify to the other parties in accordance with the provisions of this Section 10.
Section 11.No Waiver; Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 12.Costs and Expenses. The Guarantor agrees to pay, and cause to be paid, on demand all costs and expenses actually incurred by the Administrative Agent in connection with the enforcement of this Guaranty including, without limitation, the fees and out of pocket expenses of outside counsel to the Administrative Agent with respect thereto. The agreements of the Guarantor contained in this Section 12 shall survive the payment of all other amounts owing hereunder or under any of the other Guaranty Obligations.
Section 13.Separability. Should any clause, sentence, paragraph, subsection or Section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.
Section 14.Captions. The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Guaranty.
Section 15.Successors and Assigns. This Guaranty shall (a) be binding upon the Guarantor and its successors and assigns and (b) inure to the benefit of and be enforceable by the Administrative Agent (for the ratable benefit of the Lenders) and its successors, transferees and assigns; provided, however, that any assignment by the Guarantor of its obligations hereunder shall (i) be subject to the prior written consent of the Administrative Agent acting on the instructions of all of the Lenders at their complete discretion, and (ii) subject to the satisfaction of clause (i) above, only be made to a one hundred percent (100%) owned Affiliate of the Guarantor.

Section 16.Limitation by Law. All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
Section 17.Substitution of Guaranty. Subject to the prior written consent of the Administrative Agent acting on the instructions of all of the Lenders at their complete discretion, the Guarantor shall, during the term of this Guaranty, be permitted at its option to provide collateral to the Administrative Agent or another form of credit support as a substitute for its obligations under this Guaranty. The Guarantor agrees to execute whatever security or credit support documents the Administrative Agent reasonably requests in order to effectuate the provisions of this Section 17.
Section 18.GOVERNING LAW; FOREIGN PARTY PROVISIONS.
(a)THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE AND WHETHER IN LAW OR EQUITY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(b)Consent to Jurisdiction. The Guarantor irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and appellate courts from any thereof, in any action or proceeding relating to its obligations, liabilities or any other matter arising out of or in connection with this Guaranty or the other Loan Documents. The Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such U.S. federal court (or as required by law, New York state court). The Guarantor consents that any such action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Affiliates or any of its or their respective directors, officers, employees, agents or advisors may only) be brought in such courts and also hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court and agrees not to plead or claim the same. The Guarantor waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
(c)Appointment of Agent for Service of Process. The Guarantor hereby (i) irrevocably designates and appoints its chief financial officer (from time to time) at its principal executive offices at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017 (the “Authorized Agent”), as its agent upon which process may be served in any suit, action or proceeding related to this Guaranty and represents and warrants that the Authorized Agent has accepted such designation and (ii) agrees that service of process upon the Authorized Agent and written notice of said service to the Guarantor mailed or delivered by a recognized international courier service (with proof of delivery) to its Secretary or any Assistant Secretary at its office at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017, shall be deemed in every respect effective service of process upon the Guarantor in any such suit or proceeding. The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as the Guaranty is in existence.
(d)Waiver of Immunities. To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty or any other Loan Documents, the Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.
(e)Taxes.
(i) Any payments by or on behalf of the Guarantor to the Administrative Agent hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Guarantor to the Administrative Agent shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(ii)Whenever any Indemnified Taxes are payable by the Guarantor, as promptly as possible thereafter the Guarantor shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Guarantor showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Guarantor shall indemnify the Administrative Agent (for its own benefit or for the benefit of a Lender), within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including

Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(iii)If any Lender (or participant) is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder, the Administrative Agent shall obtain from such Lender and shall deliver to the Guarantor, at the time or times reasonably requested by the Guarantor, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or participant’s) reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender (or participant).
(iv)If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which the Administrative Agent has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 18(e), the Administrative Agent (on its own behalf or on behalf of such Lender) shall pay to the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section 18(e) with respect to Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor agrees to pay, upon the request of the Administrative Agent, the amount paid over to the Guarantor pursuant to this Section 18(e)(iv) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent (for its own benefit or for the benefit of such Lender) in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 18(e)(iv), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 18(e)(iv) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 18(e)(iv) shall not be construed to require the Administrative Agent or a Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Guarantor.
(f)Judgment Currency. The obligations of the Guarantor in respect of any sum due to the Administrative Agent or any Lender hereunder or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantor as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Guarantor contained in this Section shall survive the termination of this Guaranty and the Credit Agreement and the payment of all other amounts owing hereunder and thereunder.
Section 19.WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN LAW OR EQUITY, AND FOR ANY COUNTERCLAIM THEREIN. THE GUARANTOR ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS GUARANTY, (B) IT HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND (C) IT WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS RELATED TO THIS GUARANTY. THE GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL ADVISERS AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS AFTER CONSULTATION WITH ITS LEGAL ADVISERS. IN THE EVENT OF ANY LEGAL PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THIS GUARANTY MAY BE FILED AS EVIDENCE OF THE GUARANTOR’S WAIVER OF A TRIAL BY JURY.
Section 20.Reinstatement. This Guaranty shall be reinstated to the extent of payments made to the Guarantor as reimbursement of amounts advanced by the Guarantor hereunder. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment of principal of, or interest on, the Guaranty Obligations is stayed, rescinded or must otherwise be restored by the Administrative Agent upon the bankruptcy or reorganization of BLFC or any other Person.
Section 21.Rabobank Conflict Waiver. Rabobank acts as Administrative Agent and Lender and may provide other services or facilities from time to time (the “Rabobank Roles”). The Guarantor and each other party hereto acknowledges and consents to any and all Rabobank Roles, waives any objections it may have to any actual or potential conflict of interest caused by Rabobank acting as Administrative Agent or as Lender hereunder and acting as or maintaining any of the Rabobank Roles, and agrees that in connection with any Rabobank Role, Rabobank may take, or refrain from taking, any action which it in its discretion deems appropriate.
Section 22.Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender, to or for the credit or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor to such Lender, as applicable, under this Guaranty or any other Loan Document, including, without limitation, all claims of any nature or description arising out of or connected with this Guaranty or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
If any Lender, whether by setoff or otherwise, has payment made to it under this Guaranty or any other Loan Document upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.
[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its officers thereunto duly authorized, as of the date first written above.

BUNGE GLOBAL SA

By:/s/ Rajat Gupta
Name: Rajat Gupta
Title: Treasurer

By:/s/ Lisa Ware-Alexander
Name: Lisa Ware-Alexander
Title: Secretary

[Signature Page to Guaranty]

Schedule I
Material Adverse Effect
None.
    SI-1

Schedule II
Environmental Matters
This Schedule II to the Guaranty hereby incorporates by reference all disclosures related to environmental matters set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed by the Guarantor on February 20, 2025 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, which was filed by the Guarantor on August 5, 2025.

    SII-1

Schedule III
Defaulted Facilities
None.
    SIII-1

Schedule IV
Material Subsidiaries
    Name    Percentage Directly or Indirectly
         Owned by the Guarantor

    Bunge Alimentos S.A.    100%
Koninklijke Bunge B.V.    100%
Bunge Holdings B.V.    100%
Bunge Brasil Holdings B.V.    100%
Bunge S.A.    100%
Bunge North America, Inc.    100%
Bunge Canada Investments, Inc.    100%
Bunge N.A. Holdings, Inc.    100%
Bunge Holdings North America, Inc.    100%
Bunge Corporation Limited    100%
Viterra B.V.     100%
Bunge Canada Inc.    100%
Renaisco BV    100%
Viterra USA Investment LLC    100%
Plavax Limited SARL    100%
Viterra Agriculture Asia    100%
Viterra Limited SARL    100%

    SIV-1

Schedule V
Material Contingent Liabilities and Material Disposition or Acquisition of Assets
This Schedule V to the Guaranty hereby incorporates by reference all disclosures set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed by the Guarantor on February 20, 2025 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, which was filed by the Guarantor on August 5, 2025.

    SV-1

Schedule VI
Material Litigation
This Schedule VI to the Guaranty hereby incorporates by reference all disclosures related to legal proceedings set forth in (i) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed by the Guarantor on February 20, 2025 and (ii) the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, which was filed by the Guarantor on August 5, 2025.

    SVI-1

ANNEX A
“Adjusted Capitalization”: the sum of the Guarantor's Consolidated Net Worth and the Guarantor’s consolidated Adjusted Net Debt.
“Adjusted Net Debt”: with respect to any Person on any date of determination, (a) the aggregate principal amount of Indebtedness of such Person on such date (including, without limitation, letter of credit obligations of such Person) minus (b) the sum of all cash, time deposits, marketable securities and Liquid Inventory of such Person on such date.
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Guarantor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“AWV”: means the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung).
“BLFC”: Bunge Limited Finance Corp., a Delaware corporation, and its successors and permitted assigns.
“Blocking Regulation”: as defined in subsection 7(s).
“Consolidated Net Worth”: the Net Worth of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, plus minority interests in Subsidiaries.
“Credit Agreement”: as defined in the preamble hereto.
“Dollars” and “$”: dollars in lawful currency of the United States.
“EDGAR”: the Electronic Data-Gathering, Analysis and Retrieval system, which performs automated collection, validation, indexing and forwarding of submissions by Persons who are required by law to file forms with the U.S. Securities and Exchange Commission.
“Environmental Claim”: any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereinafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting or arising from alleged or actual injury or threat of injury to the environment by reason of a violation of or liability arising under any Environmental Law.
    Annex A - 1

“Excluded Taxes”: has the meaning assigned to such term in the Credit Agreement, provided, however, that, for the avoidance of doubt, such term shall include the Taxes set forth in such definition that are imposed on, or required to be withheld or deducted from a payment to, the Administrative Agent or any Lender under any Loan Document.
“Guarantor”: as defined in the preamble hereto.
“Guaranty”: as defined in the preamble hereto.
“Guaranty Obligations”: as defined in Section 2.
“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction over the Guarantor or its Subsidiaries and the manufacturing, trading or extraction of which constitutes a material portion of the business of the Guarantor or any of its Subsidiaries.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of BLFC or the Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Judgment Currency”: as defined in subsection 18(f).
“Liquid Inventory”: as to the Guarantor and its consolidated Subsidiaries at any time, its inventory at such time of commodities which are traded on any recognized commodities exchange, valued depending on the type of such commodity at either (a) the lower of cost or the market value at such time or (b) the market value at such time.
“Net Worth”: with respect to any Person, the sum of such Person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders' equity, excluding any treasury stock.
    Annex A - 2

“Notice Address”:

Administrative Agent:
RABOBANK COÖPERATIEVE U.A., New York Branch
151 West 42nd Street, 8th Floor
New York, NY 10036
Attention: Siddhant Bagul, Agency Services
Phone: + 353 1 607 6230
Email: fm.am.SyndicatedLoans@rabobank.com
with a copy to: Siddhant.Bagul@rabobank.com

Guarantor:
BUNGE GLOBAL SA
Route de Florissant 13
1206 Geneva, Switzerland
with a copy to:

BUNGE GLOBAL SA
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Attention: Treasurer
Tel. No:     (636) 292-3029
Telecopy No.:     (636) 292-4029

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Permitted Secured Indebtedness”: any Secured Indebtedness that:
(a) is secured by any mechanic, laborer, workmen, repairmen, materialmen, supplier, carrier, warehousemen, landlord or vendor Lien or any other Lien provided for by mandatory provisions of law, any order, attachment or similar legal process arising in connection with a court or other similar proceeding, any tax, charge or assessment ruling or required by any Governmental Authority under any other similar circumstances;
(b) is incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring Property, and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (b), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;
(c) is secured by Property existing prior to the acquisition of such Property or the acquisition of any Subsidiary that is the owner of such Property and is not incurred in contemplation of such acquisition and any Secured Indebtedness extending, renewing or replacing, in whole or in part
    Annex A - 3

Secured Indebtedness permitted pursuant to this clause (c), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

(d) is owed by any Subsidiary to the Guarantor or any other Subsidiary;
(e) is secured by any accounts receivable from or invoices to export customers (including, but not limited to, Subsidiaries), any contracts to sell, purchase or receive commodities to or from export customers and any cash collateral and proceeds thereof;
(f) is incurred pursuant to the Loan Documents;
(g) is secured by accounts receivable and other related assets arising in connection with transfers thereof to the extent such transfers are treated as true sales;
(h) is secured by a Lien on any checking account, saving account, clearing account, futures account, deposit account, securities account, brokerage account, custody account or other account (or on any assets held in such account), securing obligations under any agreement or arrangement related to the opening of or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related to such account (or on any assets held in such account), which customarily exist on similar accounts (or on any assets held in such accounts) of corporations in connection with the opening of, or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related, to such accounts; or
(i) is incurred in connection with letters of credit or other similar instruments issued in the normal course of business of the Guarantor or any Subsidiary, including without limitation, obligations under reimbursement agreements.
“Plan”: a Single Employer Plan or a Multiple Employer Plan.
“Property”: any of the Guarantor’s or any Subsidiary’s present or future property including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.
“Rabobank Roles”: as defined in Section 21.
“Restricted Party”: any person listed:
    (a) in the Annex to the Executive Order;
    Annex A - 4

    (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or
    (c) in any successor list to either of the foregoing.
“Secured Indebtedness”: all Indebtedness incurred by the Guarantor and any of its Subsidiaries (without duplication) which is secured by Property pledged by the Guarantor or any Subsidiary.
“Total Tangible Assets”: at any date of determination, the total amount of assets of the Guarantor and its Subsidiaries (without duplication and excluding any asset owned by the Guarantor or any Subsidiary that represents an obligation of the Guarantor or any other Subsidiary to such Subsidiary or Guarantor) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets.
“Transfer”: as defined in Section 8.2(b).
    Annex A - 5